As filed with the Securities and Exchange Commission on February 27, 2019

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

Novanta Inc.
(Exact name of registrant as specified in its charter)

New Brunswick, Canada (State or Other Jurisdiction of Incorporation or Organization)	98-0110412 (I.R.S. Employer Identification Number)

125 Middlesex Turnpike
Bedford, Massachusetts 01730
(781) 266-5700
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Matthijs Glastra

Chief Executive Officer
Novanta Inc.
125 Middlesex Turnpike
Bedford, Massachusetts 01730
(781) 266-5700
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

James C. Gorton, Esq.
Senet S. Bischoff, Esq.
Dennis G. Craythorn, Esq.
Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
(212) 906-1200

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered/proposed maximum offering price per unit/proposed maximum aggregate offering price	Amount of registration fee
Debt Securities	(1)(2)(3)	$(4)
Common Shares, no par value	(1)(2)(3)	$(4)

(1)	Omitted pursuant to Form S-3 General Instruction II.E.
(2)

An unspecified number of securities or aggregate principal amount, as applicable, is being registered as may from time to time be offered at unspecified prices and, in addition, an unspecified number of additional shares of common shares is being registered as may be issued from time to time upon conversion of any debt securities that are convertible into common shares or pursuant to any anti-dilution adjustments with respect to any such convertible debt securities.

(3)	Includes rights to acquire common shares or preferred stock of the Company under any shareholder rights plan then in effect, if applicable under the terms of any such plan.
(4)	In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of the entire registration fee.

PROSPECTUS

Novanta Inc.

Debt Securities
Common Shares

We may offer and sell the securities identified above from time to time in one or more offerings. This prospectus provides you with a general description of the securities.

Each time we offer and sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities.

We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 3 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Our common shares are listed for trading on the Nasdaq Global Select Market under the symbol “NOVT.” On February 26, 2019, the last reported sale price of our common shares on the Nasdaq Global Select Market was $78.05 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 27, 2019.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. By using a shelf registration statement, we may sell securities from time to time and in one or more offerings as described in this prospectus.  Each time that we offer and sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering.  We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings.  The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering.  If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable.  Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement (and any applicable free writing prospectuses), together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

We have not authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise.  Our business, financial condition, results of operations and prospects may have changed since those dates.  This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information.  Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information.  In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus.   Accordingly, investors should not place undue reliance on this information. When we refer to “Novanta,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Novanta Inc. and its consolidated subsidiaries, unless otherwise specified.  When we refer to “you,” we mean the potential holders of the applicable series of securities.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC.  Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549.  You may also obtain copies of this information by mail from the Public Reference Room of the SEC at prescribed rates.  Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC.  The address of that website is http://www.sec.gov.

Our web site address is https://www.novanta.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the indenture and other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C. or through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC.  The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information.  Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 27, 2019.
•

The information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2018 from our Definitive Proxy Statement on Schedule 14A for our 2018 Annual Meeting of Shareholders, filed with the SEC on April 6, 2018.

•	Our Current Report on Form 8-K, filed with the SEC on February 27, 2019.
•

The description of our common shares contained in the Registration Statement on Form 8-A, filed with the SEC on February 10, 2011, and any amendment or report filed with the SEC for the purpose of updating the description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, prior to the termination of this offering but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Novanta Inc.

Attn: Investor Relations

125 Middlesex Turnpike

Bedford, Massachusetts 01730

(781) 266-5137

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus or any prospectus supplement contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking statements involve risks, uncertainties and assumptions, and typically can be identified by the use of words such as “anticipates,” “believes,” “expects,” “intends,” “future,” “could,” “estimates,” “plans,” “would,” “should,” “potential,” “continues” and similar words or expressions (as well as other words or expressions referencing future events, conditions or circumstances). Forward-looking statements also include the assumptions underlying or relating to any of the forward-looking statements. These forward-looking statements are neither promises nor guarantees, but involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, but not limited to, the following:

•	the Purchasing Managers Index not providing a good indication of the impact of general economic conditions on our sales into the advanced industrial end market in any particular period or at all;
•	economic and political conditions and the effects of these conditions on our customers’ businesses and level of business activities;
•

negative effect on global economic conditions, financial markets and our business as a result of the United Kingdom’s plan for withdrawal from the European Union and the actions of the current U.S. government, including its policies on trade tariffs and reactions from other countries to any new tariffs imposed by the U.S.;

•	our significant dependence upon our customers’ capital expenditures, which are subject to cyclical market fluctuations;
•	our dependence upon our ability to respond to fluctuations in product demand;
•	our ability to continuously innovate and successfully commercialize our innovations;
•	failure to introduce new products in a timely manner;
•	customer order timing and other similar factors beyond our control;
•	disruptions or breaches in security of our information technology systems;
•	risks associated with data privacy issues, including evolving laws, regulations and associated compliance efforts;
•	changes in interest rates, credit ratings or foreign currency exchange rates;
•	risks associated with our operations in foreign countries;
•	increases in tariffs, trade restrictions or taxes on our products;
•	our increased use of outsourcing in foreign countries;
•	our failure to comply with local import and export regulations in the jurisdictions in which we operate;
•	violations of our intellectual property rights and our ability to protect our intellectual property against infringement by third parties;

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•	risk of losing our competitive advantage;
•	our failure to successfully integrate recent and future acquisitions into our business or grow acquired businesses;
•	our ability to attract and retain key personnel;
•	our restructuring and realignment activities and disruptions to our operations as a result of consolidation of our operations;
•	product defects or problems integrating our products with other vendors’ products used by our customers;
•	disruptions in the supply of certain key components and other goods from our suppliers;
•	production difficulties and product delivery delays or disruptions;
•	our compliance, or our failure to comply, with various federal, state and foreign regulations;
•

our exposure to medical device regulation, which may impede or hinder the approval or sale of our products and, in some cases, may ultimately result in an inability to obtain approval of certain products or may result in the recall or seizure of previously approved products;

•	our exposure to penalties under various foreign, U.S. federal and state healthcare laws and regulations;
•	loss of revenues as a consequence of healthcare industry cost containment and healthcare reform measures;
•	changes in governmental regulation of our business or products;
•	our compliance, or failure to comply, with environmental regulations;
•	our failure to implement new information technology systems and software successfully;
•	our failure to realize the full value of our intangible assets;
•	our exposure to the credit risk of some of our customers and in weakened markets;
•	our reliance on third party distribution channels;
•	changes in tax laws, and fluctuations in our effective tax rates;
•	Novanta Inc. being subject to U.S. federal income taxation even though we are a non-U.S. corporation;
•

any need for additional capital to adequately respond to business challenges or opportunities and repay or refinance our existing indebtedness, which may not be available on acceptable terms or at all;

•	volatility in the market price for our common shares;
•	our ability to access cash and other assets of our subsidiaries;
•	provisions of our corporate documents delaying or preventing a change in control;

•	our significant existing indebtedness limiting our ability to engage in certain activities; and
•	our failure to maintain appropriate internal controls in the future.

Additional factors which may cause actual results to differ materially from current expectations include, but are not limited to, those set forth in the section entitled “Business” in our Annual Report on Form 10-K for the year ended December 31, 2018, the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the section titled “Risk Factors” in each of this prospectus, any prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2018.

Readers should not place undue reliance on any such forward-looking statements, which speak only as of the date they are made. Management and the Company disclaim any obligation to publicly update or revise any such statements to reflect any change in its expectations or in events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those contained in these forward-looking statements, except as required under applicable law.

ABOUT NOVANTA INC.

Novanta Inc. and its subsidiaries (collectively referred to as the “Company”, “Novanta”, “we”, “us”, or “ours” unless the context requires otherwise) is a leading global supplier of core technology solutions that give medical and advanced industrial original equipment manufacturers (“OEMs”) a competitive advantage. We combine deep proprietary technology expertise and competencies in photonics, vision and precision motion with a proven ability to solve complex technical challenges. This enables us to engineer core components and sub-systems that deliver extreme precision and performance, tailored to customers’ demanding applications.

Our strategy is to drive sustainable, profitable growth through short-term and long-term initiatives, including:

•	disciplined focus on our diversified business model of providing functionality to long life-cycle OEM customer platforms in attractive medical and advanced industrial niche markets;
•	improving our business mix to increase medical sales as a percentage of total revenue by:
•

introducing new products aimed at attractive medical applications, such as minimally invasive and robotic surgery, ophthalmology, patient monitoring, drug delivery, clinical laboratory testing and life science equipment;

•	deepening our key account management relationships with and driving cross selling of our product offerings to leading medical equipment manufacturers; and
•	pursuing complementary medical technology acquisitions;
•

increasing our penetration of high growth advanced industrial applications, such as laser materials processing, robotics, automation and metrology, by working closely with OEM customers to launch application specific products that closely match the requirements of each application;

•

broadening our portfolio of enabling proprietary technologies and capabilities through increased investment in new product development, expanded sales and marketing channels to reach target customers, and investments in application development to further penetrate existing customers, while expanding the applicability of our solutions to new markets;

•

broadening our product and service offerings through the acquisition of innovative and complementary technologies and solutions in medical and advanced industrial technology applications, including increasing our recurring revenue streams such as services, spare parts and consumables;

•	improving our existing operations to expand profit margins and improve customer satisfaction by implementing lean manufacturing principles and strategic sourcing across our major production sites; and
•	attracting, retaining, and developing world-class talented and motivated employees.

Novanta Inc. was founded and initially incorporated in Massachusetts in 1968 as General Scanning, Inc. (“General Scanning”). In 1999, General Scanning merged with Lumonics Inc. The post-merger entity, GSI Lumonics Inc., continued under the laws of the Province of New Brunswick, Canada. In 2005, the Company changed its name to GSI Group Inc. Through a series of strategic divestitures and acquisitions, the Company transformed from one that was more focused on the semiconductor industry to one that primarily sells components and sub-systems to OEMs in the medical and advanced industrial markets.  The Company changed its name to Novanta Inc. in May 2016.

In January 2013, the Company acquired NDS Surgical Imaging LLC (“NDS”), a San Jose, California-based company that designs, manufactures, and markets high definition visualization solutions and imaging informatics products for the surgical and radiology market segments, for a total purchase price of $75.4 million.

In March 2014, the Company acquired JADAK LLC, JADAK Technologies Inc. and Advance Data Capture Corporation (together, “JADAK”), a North Syracuse, New York-based provider of optical data collection and machine vision technologies to OEM medical device manufacturers, for a total purchase price of $93.7 million.

In February 2015, the Company acquired Applimotion Inc., a Loomis, California-based provider of advanced precision motor and motion control technology to OEM customers in the medical and advanced industrial markets, for a total purchase price of $14.0 million.

In November 2015, the Company acquired certain assets and liabilities of Lincoln Laser Company, a Phoenix, Arizona-based provider of ultrafast precision polygon scanners and other optical scanning solutions for the medical and advanced industrial markets, for a total purchase price of $12.1 million.

In December 2015, the Company acquired all assets and certain liabilities of Skyetek Inc., a Denver, Colorado-based provider of embedded and standalone RFID solutions for OEM customers in the medical and advanced industrial markets, for a total purchase price of $2.8 million.

In May 2016, the Company acquired Reach Technology Inc., a Fremont, California-based provider of embedded touch screen technology solutions to OEMs in the medical and advanced industrial markets, for a total purchase price of $9.4 million.

In January 2017, the Company acquired ThingMagic, a Woburn, Massachusetts-based provider of ultra-high frequency (“UHF”) radio frequency identification (“RFID”) modules and finished RFID readers to OEMs in the medical and advanced industrial markets, for a total purchase price of $19.1 million.

In January 2017, the Company acquired an additional approximately 35% of the outstanding shares of Laser Quantum Limited (“Laser Quantum”), a Manchester, United Kingdom-based provider of solid state continuous wave lasers, ultrafast lasers, and optical light engines to OEMs in the medical market, for a total purchase price of £25.5 million ($31.1 million). As a result of the acquisition of these additional shares, the Company’s equity ownership percentage increased from approximately 41% to approximately 76%. In September 2018, the Company acquired the remaining approximately 24% of the outstanding shares of Laser Quantum for a total purchase price of $45.1 million.

In July 2017, the Company acquired W.O.M. World of Medicine GmbH (“WOM”), a Berlin, Germany-based provider of medical insufflators, pumps and related disposables to OEMs in the minimally invasive surgery market, for a total purchase price of €118.1 million ($134.9 million).

In May 2018, the Company acquired Zettlex Holdings Limited (“Zettlex”), a Cambridge, United Kingdom-based provider of inductive encoder products that provide absolute and accurate positioning, even in extreme operating environments, to OEMs in the medical and advanced industrial markets, for a total purchase price of £23.3 million ($32.0 million).

Our principal executive offices are located at 125 Middlesex Turnpike, Bedford, Massachusetts 01730, and our telephone number is (781) 266-5700. Our website address is https://www.novanta.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. Please read “Where You Can Find More Information” and “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this prospectus. Please note that additional risks not presently known to us, or that we currently deem immaterial, may also impair our business and operations.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

DESCRIPTION OF COMMON SHARES

General

We have authority to issue an unlimited number of common shares, no par value. As of February 19, 2019, 34,900,599 common shares were issued and outstanding. As of February 19, 2019, we had an aggregate of 504,321 common shares reserved for issuance upon vesting of restricted stock unit awards granted under our 2010 Incentive Award Plan, as amended (the “Amended and Restated 2010 Incentive Plan”), 274,458 common shares reserved for issuance upon vesting of performance-based restricted stock unit awards (calculated at maximum performance) granted under the Amended and Restated 2010 Incentive Plan, 222,224 common shares reserved for issuance upon settlement of deferred stock units granted to our directors pursuant either to stand-alone award agreements that are independent from an equity plan or the Amended and Restated 2010 Incentive Plan, 102,865 common shares reserved for issuance upon vesting and exercise of stock options granted under our Amended and Restated 2010 Incentive Plan, and 951,833 common shares reserved for issuance pursuant to future grants under our Amended and Restated 2010 Incentive Plan.

Terms

Each outstanding common share is entitled to one vote at all meetings of our shareholders, to participate ratably in any dividends which may be declared by the board of directors and, in the event of liquidation, dissolution or winding-up or other distribution of our assets or property, to a pro rata share of our assets after payment of all our liabilities and obligations. We have never declared or paid cash dividends on our common shares. We currently do not anticipate paying any cash dividends in the foreseeable future.

Shareholders have cumulative voting rights in the election of directors. Cumulative voting rights permit each shareholder entitled to vote at a meeting of shareholders called for the election of directors to cast a number of votes equal to the number of shares held by the shareholder multiplied by the number of directors to be elected. The shareholder is entitled to cast all such votes in favor of one candidate for director or distribute them among the candidates in any manner.

The common shares are not liable to any calls or assessments and are not convertible into any other securities. There are no redemption or sinking fund provisions applicable to the common shares, and there are no preemptive rights held by holders of the common shares.

All outstanding common shares are fully paid and nonassessable, and common shares offered pursuant to this prospectus will, when issued, be fully paid and nonassessable.

Anti-Takeover Considerations

Our Articles and New Brunswick law contain provisions that may enable our board of directors to resist a change in control of our company. These provisions include:

•	the ability to issue an unlimited number of common shares; and
•

a limitation that stipulates that only holders of not less than 10 percent of the issued and outstanding shares of the Company carrying the right to vote at a meeting of shareholders are authorized to call a special meeting of shareholders.

These anti-takeover defenses could discourage, delay or prevent a transaction involving a change in control of our company. These provisions could also discourage proxy contests and make it more difficult for shareholders to elect directors of their choosing or cause us to take other corporate actions that shareholders desire.

Canadian Law Matters

There is no limitation imposed by Canadian law or by our Articles on the right of a non-resident to hold or vote common shares, other than as provided in the Investment Canada Act (the “ICA”). Unless a transaction falls within an available exemption, the ICA requires a non-Canadian making an investment which would result in the acquisition of control of a Canadian business or an investment to establish a new Canadian business, to identify, notify, or (if the value of the assets of the target Canadian business exceed a certain monetary threshold) file an application for review with the Investment Review Division of Industry Canada (“IRD”).  The monetary threshold which will trigger an application for review varies depending on the status of the foreign investor (e.g., WTO or non-WTO), and whether the business activity is related to Canada’s cultural heritage and national identity (for this type of business activity, the threshold is significantly lower, and the application for review is considered by Heritage Canada).

The notification procedure involves a brief statement of information about the investment on a prescribed form which is required to be filed with the IRD by the investor at any time up to 30 days following implementation of the investment. It is intended that investments requiring only notification will proceed without government intervention unless the investment is in a specific type of business activity related to Canada’s cultural heritage and national identity, in which case the government may initiate further review with notice to the investor within 21 days following the receipt of a certified complete notification.  Similarly, if the transaction is considered to be an investment that could be injurious to Canadian national security, it may also be referred by the Minister of Industry (“Minister”) (the Minister responsible for Investment Canada) for further review.

If an investment is reviewable under the ICA, an application for review in the form prescribed is normally required to be filed with the IRD prior to the investment taking place and the investment may not be implemented until the review has been completed and the Minister is satisfied that the investment is likely to be of net benefit to Canada (and, if applicable, is satisfied that the investment would not be injurious to Canadian national security). The Minister has up to 75 days to make this determination, though this period can be extended by agreement between the IRD and the investor (a national security review can take up to 130 days). If the Minister is not satisfied that the investment is likely to be of net benefit to Canada, the non-Canadian must not implement the investment or, if the investment has been implemented, may be required to divest himself of control of the business that is the subject of the investment. If the Governor in Council considers that it is advisable to protect national security, she may prohibit the investment, authorize it to proceed on conditions, or require divestiture.

Canada has no system of exchange controls. There are no Canadian restrictions on the repatriation of capital or earnings of a Canadian public company to non-resident investors. There are no laws in Canada or exchange restrictions affecting the remittance of dividends, profits, interest, royalties or other payments to non-resident holders of common shares, except as described under “Canadian Taxation Matters”.

Canadian Taxation Matters

The following summary is based upon the current provisions of the Income Tax Act (Canada) (the “Tax Act”), the current provisions of the regulations promulgated thereunder (the “Regulations”) and the current provisions of the Canada-United States Tax Convention (the “Treaty”), as at the date hereof and counsel’s understanding of the current administrative practices of the Canada Revenue Agency (the “CRA”). This summary takes into account all specific proposals to amend the Tax Act and the Regulations that have been publicly announced by, or on behalf of, the Minister of Finance (Canada) prior to the date of this registration statement on Form S-3 (the “Tax Proposals”), but does not otherwise take into account or anticipate any changes in law, whether by judicial, governmental or legislative decision or action, or changes in administrative practices of the CRA. No assurances can be given that the Tax Proposals will be enacted as proposed, if at all. This summary does not take into account the tax legislation of any province or territory of Canada or any non-Canadian jurisdiction. Provisions of provincial income tax legislation vary from province to province in Canada and in some cases differ from federal income tax legislation.

The Tax Act contains certain provisions relating to securities held by certain financial institutions (the “mark-to-market rules”). This summary does not take into account the mark-to-market rules and investors that are financial institutions for the purposes of those rules should consult their own tax advisors. This summary is not applicable to investors in an interest which would be considered a “tax shelter investment”, as defined in the Tax Act, and any such investor should consult their own tax advisors.

The following summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular investor. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, investors should consult their own tax advisors with respect to their particular circumstances, including the application and effect of the income and other taxes of any country, province, territory, state or local tax authority.

The following summary is generally applicable to an investor who, at all relevant times, for purposes of the Tax Act and any applicable income tax treaty or convention, is neither resident nor deemed to be resident in Canada, is not affiliated with the Company for the purposes of the Tax Act, deals at arm’s length with the Company for the purposes of the Tax Act, holds common shares as capital property and does not use or hold, and is not deemed to use or hold, common shares in connection with carrying on business in Canada (a “non-resident shareholder”). Special rules, which are not discussed in this summary, may apply to a non-resident shareholder that is an insurer that carries on an insurance business in Canada and elsewhere.

Dividends on Common Shares

Generally, dividends (including stock dividends) paid or credited (including amounts on account of or in lieu of dividends) by Canadian corporations to non-resident shareholders are subject to a withholding tax of 25 percent. However, the Treaty provides for a 15 percent withholding tax on dividends paid to all individuals and corporate residents of the United States that qualify for benefits under the Treaty. Dividends paid to any non-resident company that qualifies for benefits under the Treaty and that beneficially owns at least 10 percent of the voting stock of the payer company are subject to withholding tax at 5 percent.

Dividends (including stock dividends) paid or credited to a holder that is a United States tax-exempt organization, as described in Article XXI of the Treaty, and is entitled to the benefits of Article XXI(2) of the Treaty will not have to pay any Canadian withholding tax in respect of the amount of the dividend.

Disposition of Common Shares

A non-resident shareholder will not be subject to tax under the Tax Act on any capital gain realized on a disposition of a common share unless the common shares constitute “taxable Canadian property” to the non-resident shareholder. Generally, common shares will not constitute “taxable Canadian property” to a non-resident shareholder at a particular time provided that (a) the common shares are listed on a designated stock exchange at that time, (b) the non-resident shareholder, persons with whom the non-resident shareholder does not deal at arm’s length, or the non-resident shareholder together with persons with whom the non-resident shareholder does not deal at arm’s length, have not owned 25% or more of the issued shares of any of the classes (or of any series within a class) of the Company at any time during the 60-month period that ends at that time, and (c) less than 50% of the fair market value of the share is derived, directly or indirectly, from one or any combination of real or immovable property in Canada, Canadian resource properties, timber resource properties or options in respect of, or interests or rights in, such properties. Common shares may also be taxable Canadian property in certain other circumstances, including where the non-resident shareholder elected to have them treated as taxable Canadian property upon ceasing to be resident in Canada. Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, common shares could be deemed taxable Canadian property. Non-resident shareholders should consult their own tax advisors to determine whether the common shares will constitute taxable Canadian property in their particular circumstances.

Even if the common shares are taxable Canadian property to a non-resident shareholder, a taxable capital gain or an allowable capital loss resulting from the disposition of the shares will not be included in computing the non-resident shareholder’s income for the purposes of the Tax Act if the common shares constitute “treaty-protected property”. Common shares owned by a non-resident shareholder will generally be treaty-protected property if the gain from the disposition of such property would, because of an applicable income tax treaty or convention to which Canada is a signatory, be exempt from tax under the Tax Act. Non-resident shareholders should consult their own tax advisors to determine whether the common shares constitute treaty-protected property in their particular circumstances.

Under the Tax Act, the disposition of a common share by a holder may occur in a number of circumstances including on a sale or gift of the common share or upon the death of the holder. There are no Canadian federal estate or gift taxes on the purchase or ownership of the common shares.

All non-resident shareholders who dispose of “taxable Canadian property” are required to file a Canadian tax return reporting their gain or loss on the disposition and, subject to an applicable tax treaty exemption, pay the Canadian federal tax due on the disposition.

All non-resident shareholders who dispose of “taxable Canadian property” are also required to obtain an advance clearance certificate in respect of their disposition under section 116 of the Tax Act (the “Section 116 Certificate”). The purchaser of the common shares is obligated to withhold 25% of the gross proceeds on the acquisition of the common shares from a non-resident shareholder except to the extent of the certificate limit on the Section 116 Certificate. A Section 116 Certificate is required even where the gain is exempt from Canadian income tax under a provision of an income tax treaty with Canada, such as the Treaty. If the non-resident shareholder does not provide a Section 116 Certificate to the purchaser, then the purchaser will be required to withhold and remit to the CRA 25% of the proceeds on account of the non-resident shareholder’s tax obligation, on or before the end of the month following the date of the sale. The non-resident shareholder may then file a Canadian tax return to obtain a refund of excess withholding tax, if any.

Transfer Agent

The registrar and transfer agent for our common shares is Computershare Investor Services Inc.

Listing

Our common shares are listed on the Nasdaq Global Select Market under the symbol “NOVT.”

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplement or free writing prospectus, summarizes certain general terms and provisions of the debt securities that we may offer under this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement to what extent the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We may issue debt securities either separately, or together with, or upon the conversion or exercise of or in exchange for, other securities described in this prospectus. Debt securities may be our senior, senior subordinated or subordinated obligations and, unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and may be issued in one or more series.

The debt securities will be issued under an indenture between us and Wilmington Trust, National Association, as trustee. We have summarized select portions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to the section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary and not defined herein have the meanings specified in the indenture.

As used in this section only, “Novanta,” “we,” “our” or “us” refer to Novanta Inc. excluding our subsidiaries, unless expressly stated or the context otherwise requires.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in a resolution of our board of directors, in an officer’s certificate or by a supplemental indenture. (Section 2.2) The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).

We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. (Section 2.1) We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:

•	the title and ranking of the debt securities (including the terms of any subordination provisions);
•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;
•	any limit on the aggregate principal amount of the debt securities;
•	the date or dates on which the principal of the debt securities of the series is payable;
•

the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•

the place or places where principal of, and interest, if any, on the debt securities will be payable (and the method of such payment), where the debt securities of such series may be surrendered for registration of transfer or exchange, and where notices and demands to us in respect of the debt securities may be delivered;

•	the period or periods within which, the price or prices at which, and the terms and conditions upon which we may redeem the debt securities;
•

any ability we have to redeem or purchase the debt securities pursuant to any redemption, sinking fund or analogous provisions and the period or periods within which, the price or prices at which, and the terms and conditions upon which debt securities of the series may be redeemed or purchased, in whole or in part, pursuant to such provisions;

•

the dates on which and the price or prices at which we will offer to repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof;
•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;
•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;
•

the currency of denomination of the debt securities, which may be U.S. Dollars or any foreign currency, and if such currency of denomination is a composite currency, the agency or organization, if any, responsible for overseeing such composite currency;

•	the designation of the currency, currencies or currency units in which payment of principal of, or premium and interest on, the debt securities will be made;
•

if payments of principal of, or premium or interest on, the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•

the manner in which the amounts of payment of principal of, or premium, if any, or interest on, the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;
•

any addition to, deletion of or change in the Events of Default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to, deletion of or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;
•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities;
•

the provisions, if any, relating to conversion or exchange of any debt securities of such series, including if applicable, the conversion or exchange price and period, provisions as to whether conversion or exchange will be mandatory, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange;

•

any other terms of the debt securities, which may supplement, modify, replace or delete any provision of the indenture as it applies to that series, including any terms that may be required under applicable law or regulations or advisable in connection with the marketing of the securities; and

•	whether any of our direct or indirect subsidiaries will guarantee the debt securities of that series, including the terms of subordination, if any, of such guarantees. (Section 2.2)

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either (i) one or more global securities registered in the name of The Depository Trust Company, or the Depositary, or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or (ii) a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. (Section 2.4) No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. (Section 2.7)

You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary. Please see “Global Securities.”

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities. (Article IV)

No Protection In the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to any person (a “successor person”) unless:

•

either we are the surviving corporation or the successor person (if other than Novanta) is a corporation organized and validly existing under the laws of New Brunswick, Canada or any U.S. domestic jurisdiction and such successor person expressly assumes our obligations on the debt securities and under the indenture;

•	immediately after giving effect to the transaction, no Default or Event of Default, shall have occurred and be continuing; and
•

we shall have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that such merger, consolidation, transfer or lease and such supplemental indenture, if any, complies with the indenture.

Notwithstanding the above, any of our subsidiaries may consolidate with, merge into or transfer all or part of its properties to us. (Section 5.1)

Events of Default

“Event of Default” means with respect to any series of debt securities, any of the following:

•

default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of any debt security of that series at its maturity;
•

default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or Novanta and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of Novanta; and
•	any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement. (Section 6.1)

No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. (Section 6.1) The occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain indebtedness of ours or our subsidiaries outstanding from time to time.

We will provide the trustee, promptly upon becoming aware of any Default or Event of Default, an officer’s certificate specifying such Default or Event of Default and what action we are taking or propose to take with respect thereto.

If an Event of Default with respect to debt securities of any series outstanding at the time occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. (Section 6.2) We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

The indenture provides that the trustee will be under no obligation to perform any duty or exercise any of its rights or powers under the indenture unless the trustee receives indemnity satisfactory to it against any cost, liability or expense which might be incurred by it in performing such duty or exercising such right or power. (Section 7.1(e)) Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 6.12)

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and
•

the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request to the trustee, and offered indemnity or security satisfactory to the trustee, to institute the proceeding as trustee, and the trustee has not received from the holders of not less than a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days. (Section 6.7)

Notwithstanding any other provision in the indenture, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment. (Section 6.8)

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. (Section 4.3) If a Default or Event of Default occurs and is continuing with respect to the debt securities of any series and if it is actually known to a responsible officer of the trustee, the trustee shall send to each holder of the debt securities of that series notice of a Default or Event of Default within 90 days after it occurs or, if later, after a responsible officer of the trustee has actual knowledge of such Default or Event of Default. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any Default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if the trustee determines in good faith that withholding notice is in the interest of the holders of those debt securities. (Section 7.5)

Modification and Waiver

We and the trustee may modify, amend or supplement the indenture or the debt securities of any series without the consent of any holder of any debt security:

•	to cure any ambiguity, defect or inconsistency;
•	to comply with covenants in the indenture described above under the heading “Consolidation, Merger and Sale of Assets”;
•	to provide for uncertificated securities in addition to or in place of certificated securities;
•	to add guarantees with respect to debt securities of any series or secure debt securities of any series;
•	to surrender any of our rights or powers under the indenture;
•	to add covenants or events of default for the benefit of the holders of debt securities of any series;
•	to comply with the applicable procedures of the applicable depositary;
•	to make any change that does not adversely affect the rights of any holder of debt securities;
•	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;
•

to effect the appointment of a successor trustee with respect to the debt securities of any series and to add to or change any of the provisions of the indenture to provide for or facilitate administration by more than one trustee;

•

to conform the text of the indentures to any provision of the “Description of Debt Securities” to the extent that such provision in the “Description of Debt Securities” was intended to be a verbatim recitation of a provision of the indentures; or

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act. (Section 9.1)

We may also modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;
•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;
•

reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•

waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;
•

make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security. (Section 9.3)

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. (Section 9.2) The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series, by written notice to the trustee and Novanta, waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration. (Section 6.13)

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (subject to certain exceptions). We will be so discharged upon the irrevocable deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the U.S. Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred. (Section 8.3)

Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•

we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a Default or an Event of Default with respect to the debt securities of that series (“covenant defeasance”).

The conditions include:

•

depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•

delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to U.S. federal income tax on the same amount or amounts and in the same manner and at the same time as would have been the case if the deposit and related covenant defeasance had not occurred. (Section 8.4)

Covenant Defeasance and Events of Default. In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any Event of Default, the amount of money and/or U.S. government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the Event of Default. However, we shall remain liable for those payments. (Section 8.4)

Conversion Rights

If applicable, the terms of the debt securities of any series that are convertible into or exchangeable for our common shares or our other securities will be described in an applicable prospectus supplement. These terms will describe whether conversion or exchange is mandatory, at the option of the holder, or at our option. These terms may include provisions pursuant to which the number of common shares or our other securities to be received by the holders of debt securities would be subject to adjustment. Any such conversion or exchange will comply with applicable law, our Articles and By-Laws.

Governing Law

The indenture and the debt securities, including any claim or controversy arising out of or relating to the indenture or the securities, will be governed by the laws of the State of New York.

The indenture provides that the Company, the trustee and the holders of the debt securities (by their acceptance of the debt securities) irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the indenture, the debt securities or the transactions contemplated thereby.

The indenture provides that any legal suit, action or proceeding arising out of or based upon the indenture or the transactions contemplated thereby may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York in each case located in the City of New York, and the Company, the trustee and the holder of the debt securities (by their acceptance of the debt securities) irrevocably submit to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding.  The indenture further provides that service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to such party’s address set forth in the indenture will be effective service of process for any suit, action or other proceeding brought in any such court.  The indenture further provides that the Company, the trustee and the holders of the debt securities (by their acceptance of the debt securities) irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the courts specified above and irrevocably and unconditionally waive and agree not to plead or claim any such suit, action or other proceeding has been brought in an inconvenient forum. (Section 10.10)

GLOBAL SECURITIES

Book-Entry, Delivery and Form

Unless we indicate differently in any applicable prospectus supplement or free writing prospectus, the securities initially will be issued in book-entry form and represented by one or more global notes or global securities, or, collectively, global securities. The global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary, or DTC, and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;
•	a “banking organization” within the meaning of the New York Banking Law;
•	a member of the Federal Reserve System;
•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and
•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as indirect participants, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a beneficial owner, is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the location specified in the prospectus supplement for the applicable securities, where notices and demands in respect of the securities and the indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.

Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy.

So long as securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below and unless if otherwise provided in the description of the applicable securities herein or in the applicable prospectus supplement, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the U.S. designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment, unless a shorter period is satisfactory to the applicable trustee or other designated party.

Redemption proceeds, distributions and dividend payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.

DTC may discontinue providing its services as securities depositary with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, securities certificates are required to be printed and delivered.

As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if:

•

DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have such securities represented by one or more global securities; or
•	an Event of Default has occurred and is continuing with respect to such series of securities,

we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

We have obtained the information in this section and elsewhere in this prospectus concerning DTC and DTC’s book-entry system from sources that are believed to be reliable, but we take no responsibility for the accuracy of this information.

Euroclear and Clearstream

If so provided in the applicable prospectus supplement, you may hold interests in a global security through Clearstream Banking S.A., which we refer to as “Clearstream,” or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as “Euroclear,” either directly if you are a participant in Clearstream or Euroclear or indirectly through organizations which are participants in Clearstream or Euroclear.  Clearstream and Euroclear will hold interests on behalf of their respective participants through customers’ securities accounts in the names of Clearstream and Euroclear, respectively, on the books of their respective U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in such depositaries’ names on DTC’s books.

Clearstream and Euroclear are securities clearance systems in Europe. Clearstream and Euroclear hold securities for their respective participating organizations and facilitate the clearance and settlement of securities transactions between those participants through electronic book-entry changes in their accounts, thereby eliminating the need for physical movement of certificates.

Payments, deliveries, transfers, exchanges, notices and other matters relating to beneficial interests in global securities owned through Euroclear or Clearstream must comply with the rules and procedures of those systems. Transactions between participants in Euroclear or Clearstream, on the one hand, and other participants in DTC, on the other hand, are also subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers and other transactions involving any beneficial interests in global securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the U.S.

Cross-market transfers between participants in DTC, on the one hand, and participants in Euroclear or Clearstream, on the other hand, will be effected through DTC in accordance with the DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective U.S. depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global securities through DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement. Participants in Euroclear or Clearstream may not deliver instructions directly to their respective U.S. depositaries.

Due to time zone differences, the securities accounts of a participant in Euroclear or Clearstream purchasing an interest in a global security from a direct participant in DTC will be credited, and any such crediting will be reported to the relevant participant in Euroclear or Clearstream, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global security by or through a participant in Euroclear or Clearstream to a direct participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Other

The information in this section of this prospectus concerning DTC, Clearstream, Euroclear and their respective book-entry systems has been obtained from sources that we believe to be reliable, but we do not take responsibility for this information. This information has been provided solely as a matter of convenience. The rules and procedures of DTC, Clearstream and Euroclear are solely within the control of those organizations and could change at any time. Neither we nor the trustee nor any agent of ours or of the trustee has any control over those entities and none of us takes any responsibility for their activities. You are urged to contact DTC, Clearstream and Euroclear or their respective participants directly to discuss those matters. In addition, although we expect that DTC, Clearstream and Euroclear will perform the foregoing procedures, none of them is under any obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. Neither we nor any agent of ours will have any responsibility for the performance or nonperformance by DTC, Clearstream and Euroclear or their respective participants of these or any other rules or procedures governing their respective operations.

PLAN OF DISTRIBUTION

We may sell the offered securities from time to time:

•	through underwriters or dealers;
•	through agents;
•	directly to one or more purchasers; or
•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in the applicable prospectus supplement.

LEGAL MATTERS

Latham & Watkins LLP, New York, New York will issue an opinion about certain legal matters with respect to the enforceability of the debt securities for us. Certain matters relating to New Brunswick law regarding the validity of common shares will be passed on by Stewart McKelvey, New Brunswick, Canada. In connection with any particular offering of the securities in the future, the validity of those securities may be passed upon for us by Latham & Watkins LLP, our special counsel regarding New York matters; Stewart McKelvey, our special counsel in New Brunswick; or such other counsel as may be specified in the applicable prospectus supplement. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ENFORCEMENT OF CIVIL LIABILITIES

The Company is a corporation existing under the laws of New Brunswick, Canada. As a result, it may be difficult for investors to effect service of process within the United States upon the Company, or to realize upon judgments of courts of the United States predicated upon civil liability of the Company under U.S. federal securities laws.

LIMITATION ON LIABILITY AND DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our by-laws require that we will indemnify our current or former directors and officers and each person who acts or acted at the Company’s request as a director or officer of a body corporate of which the Company is or was a shareholder or creditor against all costs, charges and expenses incurred by them in connection with each proceeding in which such officer, director or person is involved as a result of serving or having served at our request. Our indemnification obligation covers all costs, charges and expenses, including amounts paid to settle an action or satisfy a judgment reasonably incurred by such officer or director by reason of having been an officer or director. Indemnification is not available with respect to a proceeding as to which it has been adjudicated that such person did not act honestly and in good faith with a view to our best interests, and, with the reasonable belief that his or her action was lawful. The above provisions are intended to follow and are subject to the limitations set forth in section 81 of the New Brunswick Business Corporations Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Novanta Inc.

Debt Securities
Common Shares

PROSPECTUS

February 27, 2019

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other expenses of issuance and distribution.

The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

SEC registration fee	$ [1]
FINRA filing fee	$ [2]
Blue sky qualification fees and expenses	$ [2]
Printing and engraving expenses	$ [2]
Legal fees and expenses	$ [2]
Accounting fees and expenses	$ [2]
Transfer agent and listing fees and expenses	$ [2]
Trustee fees and expenses	$ [2]
Miscellaneous expenses	$ [2]
Total	$ [2]

(1)

Pursuant to Rules 456(b) and 457(r) under the Securities Act, the SEC registration fee will be paid at the time of any particular offering of securities under the registration statement, and is therefore not currently determinable.

(2)	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be estimated at this time.

Item 15. Indemnifications of directors and officers.

Our by-laws require that we indemnify current or former directors and officers against expenses incurred by them in connection with each proceeding in which such officer or director is involved as a result of serving or having served at our request. Our indemnification obligation covers all costs, charges and expenses, including amounts paid to settle an action or satisfy a judgment reasonably incurred by such officer or director by reason of having been an officer or director. Indemnification is not available with respect to a proceeding as to which it has been adjudicated that such person did not act honestly and in good faith with a view to our best interests, and, with the reasonable belief that his or her action was lawful. The above provisions are intended to follow and are subject to the limitations set forth in section 81 of the New Brunswick Business Corporations Act (“NB BCA”).

Section 81(1) of the NB BCA provides that except in respect of an action by or on behalf of us or a body corporate to procure a judgment in its favor, we may indemnify a former or current director or officer or other person who acts or acted at our request as a director or officer of a body corporate of which we are or were a shareholder or creditor, and that person’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by that person in respect of any civil, criminal or administrative action or proceeding to which that person is made a party by reason of being or having been a director or officer of the Company or body corporate, if (a) that person acted honestly and in good faith with a view to our best interests, and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, that person had reasonable grounds for believing that that person’s conduct was lawful.

Section 81(2) of the NB BCA provides that we may with court approval indemnify a former or current director or officer or other person who acts or acted at our request as a director or officer of a body corporate of which we are or were a shareholder or creditor, and that person’s heirs and legal representatives in respect of an action by or on behalf of us or body corporate to procure a judgment in its favor, to which he is made a party by reason of being or having been a director or an officer of the Company or body corporate, against all costs, charges and expenses reasonably incurred by him in connection with such action if (a) that person acted honestly and in good faith with a view to our best interests, and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, that person had reasonable grounds for believing that that person’s conduct was lawful.

Section 81(3) of the NB BCA provides that notwithstanding anything in section 81 of the NB BCA, a former or current director or officer or other person who acts or acted at our request as a director or officer of a body corporate of which we are or were a shareholder or creditor, and that person’s heirs and legal representatives is entitled to indemnity from us in respect of all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Company or body corporate, if the person seeking indemnity (a) was substantially successful on the merits of his defense of the action or proceeding, (b) acted honestly and in good faith with a view to our best interests, (c) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that that person’s conduct was lawful and (d) is fairly and reasonably entitled to indemnity.

Section 81(4) of the NB BCA provides that we may purchase and maintain insurance for the benefit of any former or current director or officer or other person who acts or acted at our request as a director or officer of a body corporate of which we are or were a shareholder or creditor, and that person’s heirs and legal representatives against any liability incurred by him (a) in his capacity as our director or officer, except where the liability relates to his failure to act honestly and in good faith with a view to our best interests; or (b) in his capacity as a director or officer of another body corporate if he acts or acted in that capacity at our request, except where the liability relates to his failure to act honestly and in good faith with a view to the best interests of that body corporate.

We and our wholly owned subsidiary, Novanta Corporation, have also entered into indemnification agreements with our chief executive officer and chief financial officer. The indemnification agreements provide that we will indemnify such persons if they are, or are threatened to be made, a party to or a participant in any proceeding, other than a proceeding by or in the right of us to procure a judgment in our favor. Such persons are indemnified to the fullest extent permitted by applicable law against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by them or on their behalf in connection with such proceeding or any claim, issue or matter therein, if they acted honestly and in good faith with a view to our best interests, and in the case of a criminal or administrative proceeding that is enforced by a monetary penalty, such persons had reasonable grounds for believing that their conduct was lawful. With the leave of the court, we also indemnify such persons to the fullest extent permitted by applicable law against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by them or on their behalf if they are, or are threatened to be made, a party to or a participant in any proceeding by us or in our right to procure a judgment in our favor, provided that such persons acted honestly and in good faith with a view to our best interests, and in the case of a criminal or administrative proceeding that is enforced by a monetary penalty, such persons had reasonable grounds for believing that their conduct was lawful. To the extent that such persons are a party to or a participant in and are successful (on the merits or otherwise) in defense of any proceeding or any claim, issue or matter therein, we will indemnify them against all expenses actually and reasonably incurred in connection with the proceedings. To the extent permitted by applicable law, if such persons are not wholly successful in such proceeding but are successful, on the merits or otherwise, in defense of one or more but less than all claims, issues or matters in such proceeding, we will indemnify them against all expenses actually and reasonably incurred in connection with (a) each successfully resolved claim, issue or matter and (b) any claim, issue or matter related to any such successfully resolved claim, issuer or matter.

We also have director and officer insurance policies that will insure our officers and directors against unindemnifiable costs, charges and expenses, and may also enable us to recover some or all of any future amounts paid pursuant to our indemnity obligations.

Item 16. Exhibits.

The attached Exhibit Index is incorporated herein by reference.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description
1.1*	Form of Underwriting Agreement.
2.1

Securities Purchase Agreement dated January 15, 2013, between NDSSI Holdings, LLC, NDS Surgical Imaging, Inc., GSI Group Inc. and GSI Group Limited UK (incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K filed on January 15, 2013) (File No. 001-35083).

2.2

Equity Purchase Agreement dated February 18, 2014, between JADAK, LLC, JADAK Technologies, Inc., Advanced Data Capture Corporation, GSI Group Inc. and GSI Group Corporation (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on February 18, 2014) (File No. 001-35083).

2.3

Asset and Equity Purchase Agreement, dated June 24, 2014, by and among GSI Group Inc., Excel Technology, Inc., Continuum Electro-Optics, Inc., GSI Europe GmbH, GSI Group France S.A.S., GSI Group Japan Corporation and Amplitude Laser, Inc. and Amplitude Technologies, S.A. (incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K filed on July 21, 2014) (File No. 001-35083). (The registrant hereby agrees to furnish a copy of any omitted schedule to the Commission upon request.)

2.4

Purchase Agreement, dated April 15, 2015, by and among GSI Group Limited, GSI Group Corporation, GSI Group Europe GmbH, GSI Group Japan Corporation, GSI Group Precision Technologies (Suzhou) Co., LTD., GSI Group Inc., JKL Newco Limited, and SPI Lasers UK Limited, SPI Lasers LLC, SPI Lasers (Shanghai) Co., Ltd. and Trumpf Corporation (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on April 20, 2015) (File No. 001-35083). (The registrant hereby agrees to furnish a copy of any omitted schedule to the Commission upon request.)

2.5

Agreement on the Sale and Transfer of all Shares in W.O.M. World of Medicine GmbH, dated June 6, 2017, between Novanta Europe GmbH, Novanta Inc., and Aton GmbH (incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K filed on June 9, 2017) (File No. 001-35083).

3.1

Certificate and Articles of Continuance of the Registrant, dated March 22, 1999 (incorporated by reference to Exhibit 3.1 to our Registration Statement on Form S-3 filed on March 9, 2015) (File No. 333-202597).

3.2	By-Laws of the Registrant, as amended (incorporated by reference to Exhibit 3.2 to our Quarterly Report on Form 10-Q filed on April 13, 2010) (File No. 000-25705).
3.3	Articles of Reorganization of the Registrant, dated July 23, 2010 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed on July 23, 2010) (File No. 000-25705).
3.4	Articles of Amendment of the Registrant, dated December 29, 2010 (incorporated by reference to Exhibit 3.2 to our Registration Statement on Form S-3 filed on March 9, 2015) (File No. 333-202597).
3.5	Articles of Amendment of the Registrant, dated May 11, 2016 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on May 12, 2016) (File No. 001-35083).
4.1	Reference is made to Exhibits 3.1, 3.2, 3.3, 3.4 and 3.5.

4.2	Specimen Stock Certificate (incorporated by reference to Exhibit 4.1 to our Annual Report on Form 10-K filed on February 28, 2018) (File No. 001-35083).
4.3+	Form of Indenture, to be entered into between Novanta Inc. and Wilmington Trust, National Association.
4.4*	Form of Debt Security.
5.1+	Opinion of Stewart McKelvey.
5.2+	Opinion of Latham & Watkins LLP.
23.1+	Consent of PricewaterhouseCoopers LLP.
23.2+	Consent of Stewart McKelvey (included in Exhibit 5.1).
23.3+	Consent of Latham & Watkins LLP (included in Exhibit 5.2).
24.1+	Power of Attorney (included on the signature page of this registration statement).
25.1+	Statement of Eligibility of Trustee on Form T-1.

*	To be filed by amendment or as an exhibit to a report filed under the Exchange Act and incorporated herein by reference.
+	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Bedford, State of Massachusetts, on February 27, 2019.

NOVANTA INC.

By:	/s/ Robert J. Buckley
Robert J. Buckley
Chief Financial Officer

POWER OF ATTORNEY

The individuals whose signatures appear below constitute and appoint Matthijs Glastra and Robert J. Buckley, and each of them, his or her true and lawful attorneys-in-fact and agents with full and several power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to file and sign any and all amendments, including post-effective amendments and any registration statement for the same offering that is to be effective under Rule 462(b) of the Securities Act of 1933, as amended, to this registration statement with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Matthijs Glastra Matthijs Glastra	Director and Chief Executive Officer (Principal Executive Officer)	February 27, 2019
/s/ Robert J. Buckley Robert J. Buckley	Chief Financial Officer (Principal Financial Officer)	February 27, 2019
/s/ Peter L. Chang Peter L. Chang	Chief Accounting Officer and Corporate Controller (Principal Accounting Officer)	February 27, 2019
/s/ Stephen W. Bershad Stephen W. Bershad	Chairman of the Board of Directors	February 27, 2019
/s/ Lonny J. Carpenter Lonny J. Carpenter	Director	February 27, 2019
/s/ Brian D. King Brian D. King	Director	February 27, 2019
/s/ Ira J. Lamel Ira J. Lamel	Director	February 27, 2019
/s/ Dominic A. Romeo Dominic A. Romeo	Director	February 27, 2019
/s/ Thomas N. Secor Thomas N. Secor	Director	February 27, 2019